EXHIBIT 99.1

Release date: September 30, 2004

TULLY’S COFFEE APPOINTS JOHN DRESEL

PRESIDENT AND COO

SEATTLE (September 30, 2004) – Tully’s Coffee today announced the appointment of John Dresel (dray-zl) as president and chief operating officer as of November 1, 2004. As the former president of the Ackerley Television Group, Inc., Dresel brings 17 years of executive leadership to direct the management team overseeing all of Tully’s operations - including strategic marketing, financial and operational improvements, business development, and team growth.

“We believe that John meets our requirements to a ‘T’,” said Tom T. O’Keefe, chairman and head barista of Tully’s Coffee. “His business career success demonstrates incredible leadership as well as a track record of building and running highly branded first class organizations. John is ideally suited to the task of taking Tully’s to a new level of success.”

Dresel is a veteran in the service, broadcast and entertainment industry and will bring new depth to the Tully’s team. As president of the Ackerley Television Group, Inc. – whose parent company, The Ackerley Group, is a media and entertainment company with diversified groups of professional sports teams, outdoor advertising, broadcast and interactive media – Dresel oversaw all broadcast operations, sales and financial duties for 18 television stations including ABC, NBC, CBS and FOX. He successfully achieved an annual forecasted revenue budget of more than $115 million and led more than 1,000 employees.

Previously, Dresel was president of Full House Sports and Entertainment, where his responsibilities included all business, marketing, sales, broadcast and financial functions of the National Basketball Association Seattle SuperSonics and the Women’s National Basketball Association Seattle Storm. From 1986 to 1994, he was the vice president and general manager of KJR AM Radio 950 and KLTX FM Radio 95.7.

Dresel has earned numerous awards and recognition for strategic marketing campaigns and product development. He enjoys participating in the University of Washington School of Business Out-Reach Program as an instructor in the Business of Sports Management. He is also currently an ambassador and board member for Big Brothers and Big Sisters of King County.

“I am pleased to join Tully’s with its industry leading vision and extensive community efforts,” said Dresel. “I am looking forward to working with its outstanding management, board of directors, and most of all its baristas to create a vibrant, integrated company.”

“During my career I have been fortunate to team with some of the best brands in the marketing and service industry. Tully’s is a unique opportunity to be part of a special organization with the potential for enormous growth. I am excited by the mandate of achieving Tully’s goals.”

Dresel earned his MBA (finance) at the University of Puget Sound, and a bachelor’s degree in communications- radio and television journalism at the University of Washington. Dresel and his family live in Bainbridge Island, Wash. For recreation, he enjoys golfing and fishing. He has also climbed Mount Rainier and run both the New York City and San Francisco marathons.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in Asia and the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S., in Seattle. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

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Media Contacts:	Louie Richmond / Jason Hamilton
Richmond Public Relations
Tel: (206) 682-6979 / Cell: (206) 595-2593
jasonh@richmondpr.com